Exhibit 99.2

Contact:  Dusty Pritchett

Senior Vice President of Finance
and Chief Financial Officer

256-217-1300

AVOCENT CORPORATION NAMES JOHN R. COOPER

CHAIRMAN OF THE BOARD

EDWIN L. HARPER NAMED LEAD INDEPENDENT DIRECTOR

HUNTSVILLE, Ala. — April 16, 2003 — Avocent Corporation (Nasdaq:AVCT) today announced that John R. Cooper was elected Chairman of the Board in addition to his role as President and Chief Executive Officer.  He succeeds Stephen F. Thornton who continues as a Director of the Company.  The Board of Directors also elected Edwin L. Harper as lead independent director.

Mr. Cooper (age 55) was elected President and Chief Executive Officer of Avocent Corporation in March 2002.  He has served as a member of Avocent’s Board of Directors since its formation by the merger of Cybex Computer Products Corporation and Apex Inc. in July 2000, and served as a member of Cybex’s Board of Directors since 1998.  Mr. Cooper formerly served as Senior Vice President and Chief Financial Officer of ADTRAN, Inc. (Nasdaq: ADTN), a manufacturer of telecommunications products, which he joined in 1996.  Prior to joining Adtran, he was the managing partner of the Birmingham office of Coopers & Lybrand LLP.

Edwin L. Harper (age 58) has served as a member of Avocent’s Board of Directors since its formation in July 2000, and served as a member of Apex’s Board of Directors since 1996.  He currently serves as Chairman of the Company’s Compensation Committee.  Mr. Harper is also a director of Ditech Communication Corporation (Nasdaq: DITC).

Mr. Thornton, the founding CEO of Cybex and the CEO of Avocent from its formation until  March 2002, stated, “I am pleased that John will follow me not only as CEO but also as Chairman.  The last year has gone exceptionally well, and I look forward to continuing on the Board knowing that Avocent is in good hands with John as Chairman and CEO and Ed Harper as lead independent director.”

About Avocent Corporation

Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide.  Branded products include switching, extension, remote access, and video display solutions.  Additional information is available at: www.avocent.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  These include statements regarding future growth and governance of the Company.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks related to OEM sales.  Other factors that could cause operating and financial results to differ are described in Avocent’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.  Other risks may be detailed from time to time in reports to be filed with the SEC.  Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.